1200 West Sam Houston Pkwy. N. Houston, Texas 77043 www.dresser-rand.com

For Immediate Release

Dresser-Rand Reaches Tentative Agreement with Olean Union

HOUSTON, TX, March 28, 2008 - Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC) today confirmed that it has reached a tentative agreement with the USWA Local 4601 representing approximately 500 workers at its Olean, New York facility. The agreement is subject to a ratification vote by its members, which we expect will take place by end of day on Monday, March 31, 2008. The Company will announce the results of the vote and provide further details at that time.

“The tentative agreement will not be final until a ratification vote by the members”, said Daniel Wallace, Director Human Resources, North American Operations.

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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway and India, and maintains a network of 27 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words “anticipates,” “believes,” “expects,” “intends,” and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others. These and other risks are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

For information about Dresser-Rand, go to its website at http://www.dresser-rand.com/.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

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